Issuer Free Writing Prospectus Dated: December 27 2024

Filed Pursuant to Rule 433 of the Securities Act of 1933

Relating to Preliminary Prospectus Dated: December 26 2024

Registration Statement No. 333-283121

# GLAMOORE Capital Group Company Limited

Corporate Presentation



# Free Writing Prospectus Statement

This free writing prospectus relates to the proposed initial public offering of the ordinary shares (the “**Ordinary Shares**”), par value US$0.01 per share, of GLAMOORE Capital Group Company Limited (the “**Company**”), which are being registered on the Registration Statement and should be read together with the preliminary prospectus included in the Registration Statement filed by the Company with the SEC for the offering to which this presentation relates and may be accessed through the following web link: https://www.sec.gov/Archives/edgar/data/1983897/000149315224052048/formf-1a.htm

This presentation highlights basic information about the Company and the offering to which this presentation relates. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. The Company has filed the Registration Statement (including a preliminary prospectus) with the SEC for the proposed offering to which this communication relates. The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents the Company filed with the SEC in their entirety for more complete information about us and the proposed offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov/.

# Forward Looking Statement

This presentation contains forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words “may.” “might,” “will,” “could.” “would,” “should,” “expect,” “intend,” “plan,” “goal,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties, and other important factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements. This presentation and the accompanying oral presentation contain “forward-looking” statements that are based on our management's beliefs and assumptions and on information currently available to management.

We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. Moreover, we operate in a very competitive and rapidly changing environment, and new risks may emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the forward-looking events and circumstances discussed herein may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Although our management believes that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance, or events and circumstances described in the forward-looking statements will be achieved or occur. We undertake no obligation to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.

# Offering Summary

| | |
|---|---|
| **Issuer** | GLAMOORE Capital Group Company Limited |
| **Proposed Listing/ Symbol** | GMCG |
| **Offering Type** | Initial Public Offering |
| **Securities Offered** | 2,000,000 Ordinary Shares assuming no exercise of the underwriters' over-allotment option or 2,300,000 Ordinary Shares assuming the underwriter exercises its over-allotment option in full |
| **IPO Price** | US$4 per Ordinary Share |
| **Use of Proceeds** | ● ~40% for strengthening of<br>(i) corporate finance and capital market advisory business and<br>(ii) placing and underwriting business in Hong Kong;<br>● ~40% for enhancing and developing asset management business;<br>● ~10% for enhancing brand and expanding office operation;<br>● ~Balance of proceeds for working capital and other general corporate purposes. |
| **Underwriter** | Joseph Stone Capital, LLC |

# Market Overview

## Increasing Number of Listed Companies

- number of listed companies increased steadily over the past 10 years

## Entry Barriers to the Corporate Financial Advisory Service Industry

- SFC's Licensing requirements / Minimum Capital Requirements ("FRR") / Human capital constraint

## Active Securities Brokeraging Market

- Total turnover of the securities market in Hong Kong increased from HK$17,156 billion in 2014 to HK$30,727 billion in 2022*.

## Strong Performances of HK Asset and Wealth Management Business

- Hong Kong asset and wealth management business accounted for HK$29,791 billion in 2022
- the AUM of the asset management and fund advisory business conducted by licensed corporations and registered institutions was HK$22,388 billion



Number of Listed Companies on the Hong Kong Stock Exchange
3000
2500
2000
1500
1000
500
0
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
Main Board
GEM



Newly Listings on the Hong Kong Stock Exchange
250
200
150
100
50
0
122
138
126
174
218
183
154
98
90
73
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023



Total annual trading turnover of securities on the Hong Kong Stock Exchange (HK$ billion)
45,000
40,000
35,000
30,000
25,000
20,000
15,000
10,000
5,000
17,156
26,091
16,396
21,709
26,423
21,440
32,110
41,182
30,727
25,518
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023

* "HKEx Monthly Market Highlights" published by the Hong Kong Stock Exchange for December 2022

# Company Overview

- We are a specialized financial services provider based in Hong Kong. We provide our services to our clients through the Operating Subsidiaries GCL and GMCL.

| GLAM Capital Limited ("GCL") | Grand Moore Capital Limited ("GMCL") |
| --- | --- |
| • licensed with the SFC to carry out Type 1/4/9* regulated activities, including placing and underwriting services, investment advisory services, asset management services and securities brokerage services; | • licensed with the SFC to carry out Type 1/6* regulated activities, including IPO sponsorship services, corporate finance and capital market advisory services and placing and underwriting services. |

# Our Business


GMCG
Corporate Finance
Placing and underwriting services
Investment advisory services
IPO sponsorship services
Asset management services
Business development services
Securities brokerage services

- GMCL advises clients on the terms, structure, and relevant implications of the proposed transactions under the Hong Kong regulatory framework, including the Listing Rules, GEM Listing Rules, and Takeovers Code.
- GMCL's responsibilities generally include assisting clients in negotiating and advising on transaction terms and conditions, ensuring compliance with all applicable rules, codes, and guidelines, and performing due diligence.
- Acts as an independent financial adviser in certain transactions undertaken by the listed issuers as mandated by the Listing Rules, GEM Listing Rules, and Takeovers Code.
- serves as compliance advisers for companies listed on the Main Board or the GEM of the Hong Kong Stock Exchange.

- GMCL acts as a sponsor for companies seeking listing on the Main Board or GEM of the Hong Kong Stock Exchange
- GMCL also advises and guides the listing applicant as to the Listing Rules or the GEM Listing Rules and other relevant regulatory requirements.

# Our Business



GMCG
Corporate Finance
Placing and underwriting services
Investment advisory services
IPO sponsorship services
Asset management services
Business development services
Securities brokerage services

- Both GCL and GMCL act as the joint-bookrunner, joint lead manager, underwriter, or placing agent for companies listed on the Hong Kong Stock Exchange. Those fundraising exercises included
  - placing and IPO of shares of newly-listed companies
  - placing of new shares of listed companies under general mandate or specific mandate
  - issue of new shares of listed companies by way of rights issue or open offer by listed companies.
  - GCL and GMCL were engaged as placing agents for listed companies to place securities in the secondary market
- Charge underwriting commissions.
- Charge a commission for acting as a placing agent in a fundraising exercise on successful basis.

- GCL offers investment advisory services for clients on
  - the valuation of investments
  - investment strategies, and
  - the realization of investments.
- Charge a fixed fee or a fee as a % of the value of the transactions.

# Our Business


GMCG
Corporate Finance
Placing and underwriting services
Investment advisory services
IPO sponsorship services
Asset management services
Business development services
Securities brokerage services

- Provides discretionary account management services to primarily professional investors and high-net-worth individual clients
- Fund management services, act as the investment manager of
  - GLAM-HKCFC MBS Fund
- Charges customers management fees and/ or performance fee

- GCL and its holding company, GVL, facilitate the initiation of relationships between investors and the financial services providers.
- Coordination of initial dialogues and arrangement of introductory meetings
- Charge the financial services provider either a fixed amount or a % base on the underlying transaction value.

- GCL offers securities brokerage services for trading in securities on the Hong Kong Stock Exchange.
- Acts as an intermediary between buyers and sellers of such securities for brokerage commission
- Also facilitates subscriptions to IPOs and secondary placings of Hong Kong issuers who engage GCL's placing and underwriting services through certain arrangement with various Hong Kong securities brokers.

# Our Clients

- GLAM-HKCFC MBS Fund
- professional investors and high-net-worth individual clients

177 securities trading accounts*


Asset Management
Securities brokerage
Business development

GLAM-HKCFC MBS Fund
GLAM Finance Limited

* As of 31 March 2024.

# Our Clients


Placing and underwriting
IPO sponsorship
Corporate finance and capital market advisory

Jiangxi Zhengwei Food Co., Ltd.
Hangzhou FAR International Logistics Co., Ltd.

# Financial Highlights

## Revenue Growth



20000000
18000000
16000000
14000000
12000000
10000000
8000000
6000000
4000000
2000000
0
2,340,000
3,498,693
11,241,316
7,657,455
5,156,611
2023
2024
(Unit: HKD)
Custodian services
Securities brokerage services
Business development services
Management and performance services
Investment advisory services
Placing and underwriting of securities
Financial advisory services

## Revenue by Segment



FY2024
13%
19%
0%
4%
62%
FY2023
9%
5%
33%
49%
Financial advisory services
Placing and underwriting of securities
Investment advisory services
Management and performance services
Business development services
Securities brokerage services
Custodian services

**FYE March 31st

# Growth Strategy

### *Enhance and Expand Existing Business Capabilities*

- to hire additional licensed representatives and responsible officers
- To attract international professional investors
- To expand our business network to undertake more transactions beyond H. K.

### *Strengthening Placing and Underwriting Services*

- To extend our industry networks
- exploring business opportunities to take up more significant values or to participate in a more significant manner in respect of project engagements

### *Broaden Client Network*

- to enhance our brand visibility and reputation on a global scale
- to deepen business relationships with professional associations
- engagement with existing clients and key industry stakeholders.

### *Enhance and Broaden Asset Management Services*

- Hong Kong asset and to extend the asset management services offerings to accommodate portfolios with various investment objectives
- To partner with SFC-licensed or registered intermediaries for certain operational components

# Investment Highlights

We have an operating history of approximately nine and approximately six years, respectively, and have established reputations as reliable and quality financial services providers in Hong Kong. We have developed a recognized brand within the financial services industry through our ability to provide personalized services with reliable operating systems staffed by qualified professionals for reasonable fees and commissions.

We are led by an experienced and competent management team that is responsible for directing daily operations, overseeing compliance and risk management, monitoring financial performance, allocating resources, and formulating business strategies.



Established reputation and market presence
experienced management team and a well-qualified professionals
stable client base
Strong regulatory compliance and risk management

Through extensive business networks and contacts, we have built a solid and stable client base which we believe will remain steady. We have been engaged by clients from different sectors, including healthcare, wholesale and property development, for our financial advisory services, compliance advisory service and placing and underwriting services.

We have established a robust regulatory compliance and risk management framework to ensure compliance with all relevant laws and regulations with the objective of managing risks effectively.
We also have dedicated compliance personnel that monitors regulatory developments and ensures that its operations comply with the latest regulatory requirements.

# Contact

**GLAMOORE Capital Group Company Limited**

Joseph Stone CAPITAL MEMBER FINRA/SIPC

| | GLAMOORE Capital Group Company Limited | Joseph Stone Capital, LLC |
|---|---|---|
| E-mail | info@glam-hk.com | info@josephstonecapital.com |
| Tel | +852 2130 2088 | 866-866-1433 |
| Address | 13/F, Wing Sing Commercial Centre,<br>13-16 Wing Lok Street,<br>Sheung Wan, Hong Kong | 585 Stewart Avenue,<br>Unit L60-C Garden City,<br>New York 11530 |

# Appendix: Corporate Structure



LEI, Iat Seng
Worldgate Global Logistics Limited (Cayman Islands)
YEUNG, Wan Yiu
HONG, Ching Wei
100%
100%
100%
100%
Optimum Lead Limited (BVI)
Pacific Express Limited (BVI)
Joyful Smart Investment Limited (BVI)
Million Bright Enterprises Limited (BVI)
Public Shareholders
Other Shareholders*
Pre-IPO: 24.75%
Post-IPO: 20.625%
Pre-IPO: 16.5%
Post-IPO: 13.75%
Pre-IPO: 28.75%
Post-IPO: 23.96%
Pre-IPO: 12.5%
Post-IPO: 10.42%
Pre-IPO: 0%
Post-IPO: 31.25%
Pre-IPO: 17.5%
Post-IPO: 0%
Cayman Islands
GLAMOORE Capital Group Company Limited
BVI
GrandWell Ventures Limited
Hong Kong
Grand Moore Capital Limited
GLAM Capital Limited

*Pre-IPO holdings: FINE TREASURE INTERNATIONAL LIMITED (BVI), 4.375%; .FOREVER WEALTH GLOBAL LIMITED (BVI), 4.375%; Bessie SIU, 4.75%; Wai Ha LAM, 4%.

** Assuming the underwriters do not exercise the over-allotment option and each of FINE TREASURE INTERNATIONAL LIMITED, FOREVER WEALTH GLOBAL LIMITED, Bessie SIU and Wai Ha LAM will sell all of their ordinary shares offered for sale pursuant to the resale prospectus

# Appendix: Board of Directors

| ***Mr. Law Chun Ming Johnny***<br>Chairman | ***Mr. Chu Chun Yi***<br>CEO | ***Mr. Chow Ka Keung***<br>CFO | ***Mr. Lee Kam Wing Victor***<br>Independent Director | ***Mr. Lau Wai Leung Alfred***<br>Independent Director | ***Mr. Chan Ho Choi Henry***<br>Independent Director |
|---|---|---|---|---|---|
| • over 15 years of experience in the equity capital market<br>• from a variety of corporate finance activities with a focus in IPO and M&A in Hong Kong.<br>• co-founded GMCL in 2015 and primarily responsible for the overall management oversight of GMCL. | • also the CEO & RO of GCL.<br>• over 10 years of experience in equity research and investment management<br>• deep understanding of the financial markets and has gained invaluable experience in conducting comprehensive research and analysis of Hong Kong listed companies, managing funds, and overseeing Hong Kong IPO underwriting and placing activities.<br>• successfully completed over 10 Hong Kong IPOs with a combined market capitalization of over HK$10 billion. | • COO & RO of GCL, primarily responsible in supervising the securities and asset management business to ensure compliance with both local and international regulatory standards.<br>• experience in treasury, private banking, and internal audit areas in globally recognized financial institutions such as BNP Paribas, DBS Bank, Fubon Bank and Bank of China.<br>• a Certified Practicing Accountant (CPA) accredited in Australia, master's degree of professional accounting from the University of Southern Queensland and a bachelor's degree in finance from The Hong Kong Baptist University. | • 19 years at Franklin Templeton Investments (Asia) Limited, final position as Managing Director (New Business & Special Projects).<br>• appointed as the executive director of VCI Global Limited (ticker: VCIG) in November 2024 and founded Novacle Ventures Limited in October 2024.<br>• a fellow member of the Association of Chartered Certified Accountants (ACCA). | •over 20 years of experience in accounting, corporate finance, debt restructuring and private equity investment.<br>• INED of Sky Light Holdings Limited (HKEx: 03882) since December 2023;<br>• independent director of Jianzhi Education Technology Group Company Limited (NASDAQ: JZ) since August 2022;<br>• INED of of Xinmin China Holdings Limited (HKEx: 02699) since November 2021; and Sau San Tong Holdings Limited (HKEx: 08200) since December 2016.<br>• member of the American Institute of Certified Public Accountants and is licensed in the State of Washington as a Certified Public Accountant. | • Assistant vice president of SinoPac Securities (Asia) Limited.<br>• worked at MIB Securities (HK) Limited from May 2004 to July 2023, with his last position held as sales director.<br>• licensed by the SFC to carry out Type 1 (dealing in securities) and Type 2 (dealing in futures contracts) regulated activities. |